Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

     THIS AGREEMENT made as of February 2, 2017 between David J. Colo (the "Executive") and SunOpta Inc., a corporation existing under the laws of Canada (the "Company"):

     AND WHEREAS effective as of February 6, 2017 (the "Effective Date"), the Company wishes to employ the Executive as the Chief Executive Officer of the Company pursuant to the terms and conditions set forth in this Agreement and the Executive wishes to be employed by the Company on such terms and conditions;

     NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

ARTICLE 1
TERM

     The Executive's employment hereunder shall be effective as of the Effective Date and, subject to Article 5, shall be for an indefinite term ending on the Termination Date (the "Employment Term").

ARTICLE 2
POSITION AND DUTIES

2.1 Position.

     The Executive shall serve as the Chief Executive Officer of the Company, at all times reporting to the board of directors of the Company (the "Board"). In such position, the Executive shall have such duties, authority and responsibility as shall be determined from time to time by the Board, which duties, authority and responsibility are consistent with the Executive's position. The Executive shall be an officer of the Company and serve as a director of the Company for no additional compensation and, if requested, also serve as an officer or director of any affiliate of the Company. The Company shall provide, at its cost, directors and officers liability insurance coverage for the Executive with a coverage limit that is consistent with what is provided to other officers and directors of the Company.

2.2 Duties.

     During the Employment Term, the Executive shall devote his full business time and attention to the performance of the Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise. Notwithstanding the foregoing, the Executive will be permitted to, with the prior written consent of the Board, which consent will not be unreasonably withheld or delayed, act or serve as a director, trustee or committee member of any type of business, civic or charitable organization as long as such activities are disclosed in writing to the Company in accordance with the Company's Code of Conduct, and do not interfere with the performance of the Executive's duties and responsibilities to the Company. The Company hereby consents to the Executive serving as a director of MGP Ingredients, Inc.

     In the event that a Change of Control (as defined below) occurs such that the Executive is entitled to payments pursuant to Section 5.6(a) below, the Executive shall, in addition to his fulfilling his responsibilities described in Section 2.1 above, supervise and manage such transition (“Transition Services”).

ARTICLE 3
PLACE OF PERFORMANCE

     The principal place of the Executive's employment shall be the Company's U.S. head office currently located in Edina, Minnesota; provided that, the Executive may be required to travel on Company business during the Employment Term.

ARTICLE 4
COMPENSATION

4.1 Base Salary.

     Commencing as of the Effective Date, the Company shall pay the Executive an annual rate of base salary of at least US$650,000, in periodic installments in accordance with the Company's customary U.S. payroll practices, but no less frequently than monthly. The Executive's base salary shall be reviewed annually by the Board and the Board may, but shall not be required to, increase the base salary during the Employment Term. The Executive's annual base salary, as in effect from time to time, is hereinafter referred to as "Base Salary".

4.2 Annual Bonus.

     (a) The Executive shall have the opportunity to earn an annual bonus (the amount actually earned, the "Annual Bonus") equal to at least 125% of Base Salary (the amount available to be earned, the "Target Bonus"), based on the achievement of annual performance goals established by the Board or the Compensation Committee of the Board (the "Compensation Committee"). The Compensation Committee does not have discretion to award the Executive an Annual Bonus that would result in the payment to the Executive of an amount that is greater than 250% of Base Salary.

     (b) Except as otherwise provided in Article 5, (i) the Annual Bonus and Target Bonus will be subject to the terms of the Company annual bonus plan under which it is granted, as such plan may be adopted and revised prospectively from time to time by the Board or Compensation Committee, and (ii) in order to be eligible to receive an Annual Bonus, the Executive must be employed by the Company on the date that Annual Bonuses are paid to other similarly situated executives of the Company. For this purpose, the Executive's employment is deemed to cease on the Termination Date (as defined in Section 5.7) .

4.3 Equity Compensation.

     (a) On the Effective Date, the Executive shall be granted special one-time awards of (i) 50,000 restricted stock units pursuant to and subject to the terms of the Restricted Stock Award Agreement substantially in the form attached as Appendix A of this Agreement (the "Special RSUs"), (ii) 473,940 stock options subject to the terms of the Stock Option Award Agreement substantially in the form attached as Appendix B of this Agreement (the "Special Options"), and (iii) 277,780 performance stock units subject to the terms of the Performance Share Unit Award Agreement substantially in the form attached as Appendix C of this Agreement (the "Special PSUs"). The Company shall issue an additional 50,000 Special RSUs promptly following the Executive’s purchase, after the Effective Date, in the open market Common Shares of the Company with an aggregate value at the time of purchase (disregarding any broker commissions or fees paid by the Executive) of US$1,000,000 (the “Stock Purchase Condition”). All stock purchases by the Executive shall be in accordance with the Company’s insider trading policy. The Company shall have no obligation to issue the additional 50,000 Special RSUs if the Executive does not satisfy the Stock Purchase Condition by the later of (a) March 17, 2017 or (b) the date that is the 10th stock trading date after the Effective Date that the Executive was eligible to purchase Common Shares under the Company’s insider trading policy.

     (b) On the Effective Date, the Company and the Executive shall execute the award agreements substantially in the forms attached as Appendix A (with respect to 50,000 Special RSUs), B and C (the “Special Award Agreements”), and with the exercise price of the Special Options equal to the closing price of the common stock of the Company as reported on Nasdaq on the Effective Date, or if there has been no sale on that date, on the last preceding date on which a sale occurred. Promptly following satisfaction of the Stock Purchase Condition, the Company and the Executive shall execute the Special Award Agreement substantially in the form attached as Appendix A with respect to 50,000 Special RSUs and with the same vesting schedule applicable to the initial grant of 50,000 Special RSUs.

     Any future restricted stock units (“RSUs”), stock options (“Options”), performance share units (“PSUs”) or other form of equity compensation award granted to the Executive shall be determined by the Board or the Compensation Committee, in its discretion, and subject to terms and conditions of such award grants.

4.4 Compensation for Transition Services.

     In the event the Executive performs Transition Services noted in Section 2.2 above, the Executive shall receive as compensation for the performance of Transition Services an amount equal to two times the Executive's Target Bonus for the fiscal year in which the Change of Control occurs. Such payment to the Executive, conditional upon the Executive's compliance with Article 6 of this Agreement and his execution of a Release (defined hereafter), shall be made on a date determined by the Company within 60 days following the Termination Date.

4.5 Fringe Benefits and Perquisites.

     Subject to the terms and conditions of the applicable programs, as amended from time to time, during the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company for the Chief Executive Officer. The Company reserves the right to amend or cancel any fringe benefits and perquisites programs at any time in its sole discretion, subject to the terms of such programs.

4.6 Employee Benefits.

     Subject to the terms and conditions of the applicable plans and policies, each as amended from time to time, during the Employment Term, the Executive shall be entitled to participate in all employee pension, retirement savings and group benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, "Employee Benefit Plans"). The Company reserves the right to amend or cancel any Employee Benefit Plan at any time in its sole discretion, subject to the terms of such Employee Benefit Plan.

4.7 Paid Time-off.

     During each fiscal year (prorated for partial years) of the Employment Term, the Executive shall be entitled to five (5) weeks of paid time-off in accordance with the Company's paid time-off policies, as in effect from time to time.

4.8 Business Expenses.

     The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of the Executive's duties hereunder in accordance with the Company's expense reimbursement policy, as in effect from time to time.

4.9 Relocation Allowance

     The Company shall pay, or reimburse the Executive for, all reasonable relocation expenses incurred by the Executive relating to his relocation from Omaha, Nebraska to Edina, Minnesota not to exceed USD$50,000. If the Executive terminates his employment without Good Reason or is terminated by the Company for Cause prior to February 1, 2018, the Executive shall be required to repay the Company the gross amount of any relocation expenses paid or reimbursed pursuant to this Section 4.8.

4.10 Clawback Provisions.

     Notwithstanding any provision in this Agreement to the contrary, all compensation paid to the Executive pursuant to this Agreement (including but limited to Annual Bonuses, the Special RSUs, the Special Options and the Special PSUs) or any other agreement or arrangement with the Company which is subject to recovery under the Clawback Policy (whether in existence as of the Effective Date or later adopted) or any applicable law, government regulation or stock exchange listing requirement (the “Clawback Laws”) will be subject to such deductions and clawback as may be required to be made pursuant to the Clawback Policy and Clawback Laws. For purposes of this Agreement, the "Clawback Policy" shall mean any policy adopted by the Company designed to comply with Clawback Laws and good corporate governance principles as recommended by Institutional Shareholder Services or other advisory services and such policy limits recoveries of compensation necessary to comply with Clawback Laws and such principles.

ARTICLE 5
TERMINATION OF EMPLOYMENT

5.1 Notice.

     The Executive's employment hereunder may be terminated by either the Company or the Executive at any time during the Employment Term and for any, or no, reason by providing written notice of the termination of the Executive's employment (the "Termination Notice") . Upon termination of the Executive's employment, the Executive shall be entitled to the compensation and benefits described in, and subject to, this Article 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.2 Termination for Cause or Without Good Reason.

     (a) If the Executive's employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to the following:

(i)

any accrued but unpaid Base Salary and accrued but unused paid time-off which shall be paid on the pay date immediately following the Termination Date (as defined below) in accordance with the Company's customary payroll procedures;

(ii)

reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company's expense reimbursement policy, as in effect from time to time;

(iii)

any Special RSUs and Special PSUs that are vested as of the Termination Date but have not yet been settled shall be settled in accordance with the terms of the applicable Special Award Agreement, and any Special Options that are vested as of the Termination Date shall be exercisable thereafter only in accordance with the terms of the applicable Special Award Agreements; and

(iv)	all unvested Special RSUs, unvested Special Options and unvested Special PSUs shall be immediately forfeited and cancelled.

Paragraphs (i), (ii) and (iii) of this Section 5.2(a) are referred to herein collectively as the "Accrued Amounts".

     (b) For purposes of this Agreement, "Cause" shall mean:

(i)	the Executive's engagement in dishonesty, illegal conduct or gross misconduct, which, in each case, the Board has determined is or is likely to be injurious to the Company or its affiliates;

(ii)	the Executive's embezzlement, misappropriation or fraud, whether or not related to the Executive's employment with the Company;

(iii)	the Executive's conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(iv)	the Executive's material violation of a material policy of the Company where such violation is not cured within ten (10) days of written notice by the Company of such violation;

(v)	the Executive's willful unauthorized disclosure of Confidential Information (as defined below); or

(vi)

the Executive's material breach of any material obligation under this Agreement (including but not limited to the obligations under Section 6.3 and Section 6.4) or any other written agreement between the Executive and the Company where such breach is not cured within ten (10) days of written notice by the Company of such breach.

     (c) For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive's written consent:

(i)	a material reduction in the Executive's Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(ii)	a material reduction in the Executive's Target Bonus opportunity;

(iii)	any material breach by the Company of any material provision of this Agreement;

(iv)

the Company's failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

(v)

a material, adverse change in the Executive's title, authority, duties or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law) taking into account the Company's size, status as a public company and capitalization as of the date of this Agreement; or

(vi)	a material adverse change in the reporting structure applicable to the Executive.

The Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the Executive’s actual knowledge of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances. If the Executive has not provided such written notice of the initial existence of the applicable grounds, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

5.3 Termination Without Cause or for Good Reason.

     If the Executive's employment hereunder is terminated by the Company without Cause or by the Executive for Good Reason during the Employment Term, the Executive shall be entitled to receive the Accrued Amounts and, conditional upon the Executive's compliance with Article 6 of this Agreement and his execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company as provided below (the "Release"), the Executive shall also be entitled to the following, with such payments to be made on a date determined by the Company within 60 days following the Termination Date except as otherwise provided:

(a)

in the event the employment of the Executive is terminated prior to the 18-month anniversary of the Effective Date, the Executive shall be entitled to receive a lump sum payment equal to the Executive's Base Salary, and in the event the employment of the Executive is terminated on or following the 18-month anniversary of the Effective Date, the Executive shall be entitled to receive a lump sum payment equal to the sum of (i) one and a half (1.5) times the Executive's Base Salary and (ii) the lesser of the Annual Bonus paid to the Executive in the fiscal year immediately prior to the Termination Date and the Target Bonus for the fiscal year in which the Termination Date occurs;

(b)	any amount of Annual Bonus earned, but not yet paid, in the fiscal year prior to the fiscal year in which the Termination Date occurs;

(c)

a pro-rated Annual Bonus equal to the product of (i) the Annual Bonus that would have been payable to the Executive for the fiscal year in which the Termination Date occurs if the termination of employment had not occurred (as determined by the Compensation Committee in good faith at the same time the annual bonuses of other similarly situated executives are determined) and (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the fiscal year in which the Termination Date occurs and the denominator of which is the number of days in such fiscal year (the "Pro Rata Bonus"), which amount is payable to the Executive at the same time the annual bonuses of similarly situated executives are payable;

(d)	all unvested Special RSUs shall immediately vest on the Termination Date and be settled in accordance with the terms of the applicable Special Award Agreement;

(e)

in the event the Executive’s employment is terminated by the Executive for Good Reason any unvested Special PSUs and Special Options as to which the stock price hurdle vesting requirements (as set forth in the applicable Special Award Agreement) have been satisfied as of the Termination Date shall immediately vest on the Termination Date, any such Special PSUs that vest in accordance with this Section 5.3(e) shall be settled as soon as reasonably practicable following the Termination Date in accordance with the terms of the applicable Special Award Agreement and any such Special Options that vest in accordance with this Section 5.3(e) may be exercised in accordance with the applicable Special Award Agreement; however, in the event the Executive’s employment is terminated by the Company without Cause a pro rata number of unvested Special Options and unvested Special PSUs shall vest at the Termination Date equal to the product of (i) the number, if any, of Special PSUs and Special Options as to which the stock price hurdle vesting requirements (as set forth in the applicable Special Award Agreement) have been satisfied as of the Termination Date and (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the Performance Period and the denominator of which is the number of days in the Performance Period, any such Special PSUs that vest in accordance with this Section 5.3(e) shall be settled as soon as reasonably practicable following the Termination Date in accordance with the terms of the applicable Special Award Agreement and any such Special Options that vest in accordance with this Section 5.3(e) may be exercised in accordance with the applicable Special Award Agreement; and

(f)	any other Special Options or Special PSUs which have not vested as of the Termination Date in accordance with Section 5.3(e) above shall be forfeited and cancelled.

     The Company’s obligations to make any payments under this Section 5.3 shall be conditioned on the Executive executing and delivering to the Company the Release within twenty-one (21) days following the date the Company delivers the form of Release to the Executive after the date the Termination Notice is received by the Executive and the Release becoming effective by virtue of the Executive not revoking the Release during the period the Executive is allowed by law to revoke.

5.4 Death.

     (a) The Executive's employment hereunder shall terminate automatically upon the Executive's death during the Employment Term.

     (b) If the Executive's employment is terminated during the Employment Term on account of the Executive's death, the Executive's estate shall be entitled to the following, with such payments to be made on a date determined by the Company within 60 days following death except as otherwise provided below:

(i)	the Accrued Amounts;

(ii)	any amount of Annual Bonus earned, but not yet paid, in the fiscal year prior to the fiscal year in which the Termination Date occurs;

(iii)	a lump sum payment equal to the Pro Rata Bonus, which amount is payable at the same time the annual bonuses of similarly situated executives are payable;

(iv)	all unvested Special RSUs shall immediately vest on the Termination Date and be settled in accordance with the terms of the applicable Special Award Agreements;

(v)

any unvested Special PSUs and Special Options as to which the stock price hurdle vesting requirements (as set forth in the applicable Special Award Agreement) have been satisfied as of the Termination Date shall immediately vest on the Termination Date, any such Special PSUs that vest in accordance with this Section 5.4(b)(v) shall be settled as soon as reasonably practicable following the Termination Date in accordance with the terms of the applicable Special Award Agreement and any such Special Options that vest in accordance with this Section 5.4(b)(v) may be exercised in accordance with the applicable Special Award Agreement; and

(vi)	any Special Options or Special PSUs which have not vested as of the Termination Date in accordance with Section 5.4(b)(v) above shall be forfeited and cancelled.

5.5 Total Disability.

     (a) The Company may terminate the Executive's employment on account of the Executive's Total Disability.

     (b) If the Executive's employment is terminated during the Employment Term on account of the Executive's Total Disability, the Executive shall be entitled to the following, with such payments to be made on a date determined by the Company within 60 days following the termination due to the Executive's Total Disability except as otherwise provided below:

(i)	the Accrued Amounts;

(ii)	any amount of Annual Bonus earned, but not yet paid, in the fiscal year prior to the fiscal year in which the Termination Date occurs;

(iii)	a lump sum payment equal to the Pro Rata Bonus, which amount is payable at the same time the annual bonuses of similarly situated executives are payable; and

(iv)	all unvested Special RSUs shall immediately vest on the Termination Date and be settled in accordance with the terms of the applicable Special Award Agreements;

(v)

any unvested Special PSUs and Special Options as to which the stock price hurdle vesting requirements (as set forth in the applicable Special Award Agreement) have been satisfied as of the Termination Date shall immediately vest on the Termination Date, any such Special PSUs that vest in accordance with this Section 5.5(b)(v) shall be settled as soon as reasonably practicable following the Termination Date in accordance with the terms of the applicable Special Award Agreement and any such Special Options that vest in accordance with this Section 5.5(b)(v) may be exercised in accordance with the applicable Special Award Agreement; and

(vi)	any Special Options or Special PSUs which have not vested as of the Termination Date in accordance with Section 5.5(b)(v) above shall be forfeited and cancelled.

     (c) For purposes of this Agreement, "Total Disability" means a mental or physical impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes Executive to be unable, in the reasonable opinion of the Company, to perform his duties as an employee of the Company.

5.6 Change of Control Termination.

     (a) In addition to the payments and benefits provided in Section 5.3 (with any unvested Special PSUs and Special Options under Section 5.3(e) treated as if the Executive terminated for Good Reason), if the Executive's employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause (other than on account of the Executive's death or Total Disability) during the Employment Term, in each case during the Change of Control Period, the Executive, conditional upon the Executive's compliance with Article 6 of this Agreement and his execution of a Release, shall be entitled, on a date determined by the Company within 60 days following the Termination Date, to a lump sum payment equal to the difference of:

(i)	The sum of:

	(A)	two times the Executive's Base Salary for the fiscal year in which the Termination Date occurs; and

(B)

the product of (i) the Executive's Target Bonus for the fiscal year in which the Termination Date occurs and (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the fiscal year in which the Termination Date occurs and the denominator of which is the number of days in such fiscal year; and

(ii)	The sum of the amounts described in Section 5.3 (a) and (c) above.

The Company’s obligations to make any payments under this Section 5.6(a) shall be conditioned on the Executive executing and delivering to the Company the Release within twenty-one (21) days following the date the Company delivers the form of Release to the Executive after the date the Termination Notice is received by the Executive and the Release becoming effective by virtue of the Executive not revoking the Release during the period the Executive is allowed by law to revoke.

     (b) For purposes of this Agreement, "Change of Control" shall mean the occurrence of any of the following after the Effective Date:

(i)

the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or combination of persons acting jointly or in concert with each other, of the common shares of the Company representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding common shares;

(ii)

the sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of assets, rights or properties of the Company and/or any of its subsidiaries which have an aggregate book value greater than 50% of the book value of the assets, rights and properties of the Company and its subsidiaries on a consolidated basis to any other person or entity, other than a disposition to a wholly owned subsidiary of the Company in the course of a reorganization of the assets of the Company and its subsidiaries;

(iii)	a resolution is adopted to wind-up, dissolve or liquidate the Company;

(iv)

at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two- thirds of the Incumbent Directors then in office; or

(v)

any consolidation, merger, amalgamation, or plan of exchange involving the Company as a result of which the holders of outstanding common shares of the Company immediately prior to the transaction do not continue to hold at least 50% or more of the outstanding voting securities of the surviving company or a parent of the surviving company immediately after the transaction, disregarding any voting securities issued to or retained by such holders in respect of securities of any other party to the transaction; or

(vi)	the Board adopts a resolution to the effect that a Change of Control as defined herein has occurred or is imminent.

     (c) For purposes of this Agreement, "Change of Control Period" shall mean any of the following:

(i)	within 12 months following a Change of Control;

(ii)

if the Executive is required to give advanced notice of termination within 12 months following a Change of Control pursuant to Section 5.7(e) below, then within 12 months plus the period of such advanced notice given following a Change of Control; or

(iii)

within two (2) months prior to a Change of Control if (a) the Executive is terminated by the Company without Cause; and (b) it is reasonably demonstrated by the Executive that such termination of employment arose in connection with, or anticipation of, a Change of Control.

5.7 Termination Date.

     The Executive's Termination Date shall be:

(a)	If the Executive's employment hereunder terminates on account of the Executive's death, the date of the Executive's death;

(b)	If the Executive's employment hereunder is terminated on account of the Executive's Total Disability, the date that it is determined that the Executive has a Total Disability;

(c)	If the Company terminates the Executive's employment hereunder for Cause, the date the Termination Notice is delivered to the Executive;

(d)

If the Company terminates the Executive's employment hereunder without Cause, the date which is the later of the date specified in the Termination Notice or the date the Termination Notice is received by the Executive;

(e)

If the Executive terminates his employment hereunder with or without Good Reason, the date specified in the Termination Notice, which shall be not less than 90 days following the date on which the Termination Notice is delivered; and

(f)	Any other date mutually agreed upon by the Company and the Executive.

5.8 Other Equity Compensation and Employee Benefits.

     Upon the termination of the Executive's employment hereunder for any reason, (i) the treatment of all RSUs, Options, PSUs or other form of equity compensation award other than Special RSUs, Special Options and Special PSUs granted to the Executive shall be governed by the terms of any applicable plan or any successor or replacement plan and the applicable award agreements, and (ii) subject to any requirements of applicable law regarding continuation of employee benefits following termination of employment, the treatment of all benefits provided to the Executive pursuant to the Employee Benefit Plans shall be governed by the terms of the respective plans.

5.9 Resignation of All Other Positions.

     Upon termination of the Executive's employment hereunder for any reason, the Executive agrees to resign, effective on the Termination Date, from all positions that the Executive holds as an officer or member of the board of directors (or a committee thereof) of the Company or any of its affiliates.

5.10 Section 280G.

     (a) If any of the payments or benefits received or to be received by the Executive including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive's termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) and would, but for this Section 5.10, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. If, and only if, the amount calculated under (i) above is less than the amount under (ii) above, the 280G Payments will be reduced to the minimum extent necessary so that no portion of the 280G Payments is subject to the Excise Tax. "Net Benefit" shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, payroll, and excise taxes. If multiple amounts are subject to reduction, the amounts shall be reduced (but not below zero) in a manner determined by the Company that is consistent with the requirements of Section 409A of the Code (“Section 409A”) and otherwise so as to maximize the after-tax benefit to the Executive.

     (b) All calculations and determinations under this Section 5.10 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the "Tax Counsel") whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5.10, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.10. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

ARTICLE 6
CONFIDENTIALITY, NON-COMPETITION
AND NON-SOLICITATION

 6.1 Confidential Information Defined.

     (a) For purposes of this Agreement, "Confidential Information" includes, but is not limited to, all information not known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, work-in-process, databases, manuals, records, financial information, results, developments, reports, internal controls and security procedures. The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive's behalf.

6.2 Disclosure and Use Restrictions of Confidential Information.

     The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Executive's authorized employment duties to the Company. Nothing stated herein shall preclude the disclosure of Confidential Information by the Executive in response to a valid order of a court, governmental agency or other governmental body of the United States or any political subdivision thereof or as otherwise required by law, provided that prior to any such disclosure the Executive shall notify the Company to enable the Company to seek a protective order.

     The Executive understands and acknowledges that his obligations under this Agreement with regard to any Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after the Effective Date) and shall continue during and for four (4) years after his employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive's breach of this Agreement.

6.3 Non-competition.

     (a) During the Employment Term and during the 18-month period immediately following the Termination Date, the Executive agrees and covenants not to engage in Prohibited Activity in the United States or Canada.

     (b) For purposes of this Agreement, "Prohibited Activity" is activity in which the Executive contributes his knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, investor, agent, employee, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to any entity engaged in the same or similar business as the Company, including those engaged in any business in the organic, non-genetically modified and specialty foods sector.

     (c) Nothing herein shall prohibit the Executive from purchasing or owning less than two percent (2%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

6.4 Non-solicitation of Customers and Employees.

     (a) The Executive agrees and covenants not to directly or indirectly solicit or attempt to solicit any customer or prospective customer of the Company or any affiliate of the Company (“Customer”) during the 24-month period immediately following the Termination Date for products or services that are similar to or competitive with those offered or proposed to be offered by Company as of the Termination Date. For purposes of this Section 6.4(a), a “Customer” shall be a person or entity to which the Company, or any affiliate of the Company, sold products or services or solicited products or services within twelve (12) months prior to the Termination Date.

     (b) The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company or any affiliate of the Company during the 24-month period immediately following the Termination Date. This prohibition shall not apply to general solicitations or other non-targeted recruiting efforts.

6.5 Acknowledgement.

     (a) The Executive acknowledges and agrees that the services to be rendered by him to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company's industry, methods of doing business and marketing strategies by virtue of the Executive's employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.

     (b) The Executive further acknowledges that the amount of his compensation reflects, in part, his obligations and the Company's rights under Article 6; that he has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Article 6 or the Company's enforcement thereof.

6.6 Remedies.

     In the event of a breach or threatened breach by the Executive of Article 6, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

ARTICLE 7
GENERAL

7.1 Governing Law: Jurisdiction and Venue.

     This Agreement, for all purposes, shall be construed in accordance with the laws of the state of Minnesota without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Minnesota. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

7.2 Stock Ownership Requirements.

     The Executive shall be expected to maintain ownership of Company common stock (which can include vested, but unexercised, options and stock acquired through the Company’s employee stock purchase plan) having a value equal to five times his Base Salary in accordance with guidelines established by the Compensation Committee from time to time. The Executive will be required to meet this ownership requirement within five years after the Effective Date.

7.3 Section 409A.

     (a) General Compliance. This Agreement and all payments under this Agreement are intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other section of this Agreement, any payment under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. All payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment under this Agreement shall be treated as a separate payment. References in this Agreement to "payments under this Agreement" shall include all payments pursuant to the Special RSUs, the Special Options and the Special PSUs. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

     (b) Separation from Service. Any payment under this Agreement that constitutes "nonqualified deferred compensation" within the meaning of Section 409A and is payable upon a termination of employment of the Executive shall only be made upon the Executive’s "separation from service" with the Company within the meaning of Section 409A, and any reference to Termination Date shall similarly mean the date on such "separation from service" with the Company.

     (c) Specified Employee. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on the Executive's death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Executive's separation from service occurs shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

     (d) Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(i)

the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(ii)	any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(iii)	any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

     (e) Payments Contingent Upon Execution and Delivery of Release. If any payment under this Agreement is contingent upon the execution and delivery of a Release and if the Termination Date with respect to which such payment is being made occurs during the last 40 days of the calendar year, the payment shall in no event be made earlier than the first business day of the succeeding calendar year.

7.4 Entire Agreement.

     Unless specifically provided herein, this Agreement, along with the agreements appended hereto, contain all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

7.5 Modification and Waiver.

     No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Chair of the Board. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

7.6 Severability.

     If any portion of this Agreement shall be held by a court as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties.

7.7 Counterparts.

     This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

7.8 Notice.

     Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

SunOpta Inc.
2233 Argentia Road, Suite 401
Mississauga, Ontario L5N 2X7
Phone: (905) 821-9669
Fax: (905) 819-7971

Attention: Chair of the Board

With a copy to: General Counsel

If to the Executive:

The last known address of the Executive in the Company's records.

7.9 Representations of the Executive.

     The Executive represents and warrants to the Company that:

(a)

The Executive's acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he is a party or is otherwise bound.

(b)

The Executive's acceptance of employment with the Company and the performance of his duties hereunder will not violate any non-competition, non- solicitation or other similar covenant or agreement with a prior employer.

7.10 Withholding.

     The Company shall have the right to withhold from any amount payable hereunder any taxes, contributions, premiums or other amounts in order for the Company to satisfy any withholding obligation it may have under any applicable law or regulation.

7.11 Survival.

     Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

7.12 Acknowledgment of Full Understanding.

     THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH INDEPENDENT COUNSEL BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SUNOPTA INC.

By:	/s/ R. Dean Hollis
Name: Dean Hollis
Title: Chair of the Board

DAVID J. COLO

Signature:	/s/ David J. Colo

APPENDIX "A"

RESTRICTED STOCK UNIT AWARD AGREEMENT

APPENDIX "B"

STOCK OPTION AWARD AGREEMENT

APPENDIX "C"

PERFORMANCE SHARE UNIT AWARD AGREEMENT